Exhibit 99.1

SeaStar Medical Holding Corporation Closes Initial $3.3 Million Tranche of $9.8 Million Private Placement

DENVER, March 16, 2023— SeaStar Medical Holding Corporation (Nasdaq: ICU) (“SeaStar Medical” or the “Company”), a medical device company developing proprietary solutions to reduce the consequences of hyperinflammation on vital organs, today announced the signing and closing of the initial $3.3 million tranche of a total anticipated $9.8 million private placement with a single institutional investor.

The investment is in the form of a Senior Unsecured Original Issue 8.0% Discount Convertible Note (the “Note”), resulting in proceeds before expenses to SeaStar Medical of approximately $3.0 million. The Note has a 15-month maturity. In addition, the Note will be convertible into shares of common stock of the Company at an initial conversion price equal to $2.70, subject to adjustment as further specified in the Note. The Note will be fully repayable in cash upon maturity. In addition, for as long as the Note is outstanding, the institutional investor has the option of prepayment of up to 20% of the issuance amount of a subsequent financing.

As part of the investment, the investor was also granted a five-year warrant to purchase an aggregate of 328,352 shares of common stock at an exercise price equal to $2.97, subject to adjustment.

Maxim Group LLC acted as the exclusive placement agent for the private placement.

SeaStar Medical has agreed to file a registration statement registering for the resale of the shares of common stock issuable upon conversion of the Note and upon exercise of the warrant. Upon the third trading day following the effectiveness of such registration statement, and subject to the satisfaction of certain conditions, the institutional investor will purchase a second note in the principal amount of approximately $2.2 million, less an 8.0% original issuance discount, resulting in proceeds before expenses to SeaStar Medical of approximately $2.0 million. Following the second closing, on a date that is no later than the one year anniversary of the first closing, and subject to the satisfaction of certain conditions, SeaStar Medical has the right to require the institutional investor to purchase a third note in the principal amount of approximately $2.2 million, less an 8.0% original issuance discount, resulting in proceeds before expenses to SeaStar Medical of approximately $2.0 million. Following the third closing, on a date that is no later than the one-year anniversary of the first tranche, and subject to the satisfaction of certain conditions, SeaStar Medical has the right to require the institutional investor to purchase a fourth note in the principal amount of approximately $2.2 million, less an 8.0% original issuance discount, resulting in proceeds before expenses to SeaStar Medical of approximately $2.0 million. At each closing, the institutional investor will also be entitled to receive an additional warrant (carrying the same terms as the initial warrant) to purchase shares of common stock equal to 25% of the face value of the Notes.

The securities offered in the private placement have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws, and accordingly may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws. The Purchase Agreement includes representations, warranties, covenants and other terms typical of a transaction of this type, the full description of which can be reviewed in documents attached to the Company’s Current Report on Form 8-K filed with the SEC. You may also obtain these documents for free when they are available by visiting the SEC’s web site at www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sales of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

SeaStar Medical Holding Corporation

SeaStar Medical is a medical technology company focusing on redefining how extracorporeal therapies may reduce the consequences of excessive inflammation on vital organs. SeaStar Medical’s novel technologies rely on science and innovation to provide life-saving solutions to critically ill patients. The Company is developing and commercializing extracorporeal therapies that target the effector cells that drive systemic inflammation, causing direct tissue damage and secreting a range of pro-inflammatory cytokines that initiate and propagate imbalanced immune responses.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1955. These forward-looking statements include, without limitation, SeaStar Medical’s expectations with respect to the timing of regulatory approval of its products, the expected timing on enrollment, generation of study results, submission of PMA and other corporate milestones, the ability of SCD to treat patients with AKI, and the potential benefits of SCD to treat other diseases. Words such as “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside SeaStar Medical’s control and are difficult to predict. Factors that may cause actual future events to differ materially from the expected results include, but are not limited to: the inability to raise additional capital to fund the operation of the Company; difficulties and challenges in enrolling patients and completing the clinical trials; inability to obtain approval from the FDA for the SCD product; the ability to maintain the listing of its securities on NASDAQ, industry and economic downturns and the possibility of rapid change in the highly competitive industry in which SeaStar Medical operates, (vii) to the ability to successfully develop and commercialize its products or services, or experience significant delays in doing so, including failure to achieve approval of its products by applicable federal and state regulators; the risk that SeaStar Medical may never achieve or sustain profitability; risk that third-parties suppliers and manufacturers are not able to fully and timely meet their obligations; the risk of product liability or regulatory lawsuits or proceedings relating to SeaStar Medical’s products and services; the risk that SeaStar Medical is unable to secure or protect its intellectual property; and other risks and uncertainties indicated from time to time in SeaStar Medical’s registration statement on Form S-4, as amended (File No. 333-264993), including those under the “Risk Factors” section therein and in SeaStar Medical’s other filings with the SEC. The foregoing list of factors is not exhaustive. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and SeaStar Medical assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts:

Media

PSC Consulting

Patty Caballero

(973) 348-5055

patty@pscconsulting.net

Investors

LHA Investor Relations

Jody Cain

(310) 691-7100

Jcain@lhai.com

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